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                    December 3, 2021

       Sam Ataya
       Chief Executive Officer
       Western Magnesium Corp.
       900 - 580 Hornby Street
       Vancouver, BC, Canada, V6C 3B6

                                                        Re: Western Magnesium
Corp.
                                                            Registration
Statement on Form 10-12G
                                                            Filed October 12,
2021
                                                            File No. 000-56323

       Dear Mr. Ataya:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation
       cc:                                              Lazarus Rothstein, Esq.